Exhibit 10.8

FX PRIME BROKERAGE AGREEMENT

This FX PRIME BROKERAGE AGREEMENT (“Agreement”), dated as of March 1, 2007, by and between UBS AG (“UBS”) and UBS Managed Futures (Aspect) LLC (“Customer”) sets forth certain terms and conditions relating to the establishnnent of a facility (the “Facility”) through which Customer may trade foreign exchange transactions with various Dealers.

Scope of Agreement.  The parties explicitly acknowledge and agree that whilst this Agreement contains provisions governing a wide range of foreign exchange transactions.  Transactions and Authorized Transactions (subject to any further limitations specified in any Dealer notice/authorization) shall be limited to the following types of transactions only:

(i)	FX Transactions;
(ii)	Currency Option Transactions
(iii)	Exotic Options.

UBS may, at its absolute discretion, give notice to the Customer of any change, deletion or addition to this provision.

1.	Definitions	Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the CP ISDA Master Agreement.

“Authorized Transactions” means foreign exchange transactions of a type that UBS has authorized the Customer to enter into with each Dealer.

“CP ISDA Master Agreement” means the ISDA Master Agreement dated                             by and between Customer and UBS, including any Credit Support Annex to the schedule to that agreement.

“Currency Option Transaction” shall have the meaning ascribed in the 1998 FX and Currency Option Definitions, as amended from time to time (as published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association (“EMTA”“) and The Foreign Exchange Committee) (“FX Definitions”) and for the avoidance of doubt, shall not include an option that would otherwise be deemed to be an Exotic Option.

“Dealer” means those banks and dealers authorized by UBS, pursuant to a Master FX Give-Up Agreement, with whom Customer can enter into Authorized Transactions.  Customer shall be notified of such Dealers by UBS in writing from time to time, specifying the type of Authorized Transactions and limits therefor.

“Deliverable Currency Option Transaction” shall have the meaning ascribed in the FX Definitions.

“Deliverable FX Transaction” shall have the meaning ascribed in the FX Definitions.

“Delta” means, in respect of each Currency Option Transaction, the amount calculated by UBS to be the change in option price for a change in the underlying price (as determined by UBS) for such Currency Option Transaction.

“Delta Equivalent Position” means, for each Currency Option Transaction, the Delta multiplied by the U.S. dollar equivalent (as calculated by UBS in a commercially reasonable manner) of each currency to be received by UBS if such Currency Option Transaction were exercised, as calculated by UBS.

“Exotics Net Open Position” shall be calculated in the manner specified in Attachment 1.

“Exotic Notional Limit” means the maximum notional quantity (calculated in the manner specified in Attachment 1) of Exotic Options that Customer can trade with each Dealer on a trade date, such limit to be advised to Customer by UBS from time to time.

“Exotic Options” means barrier options (and such other non-vanilla options as approved by UBS from time to time).

“FX Transaction” shall have the meaning ascribed in the FX Definitions.

“Master FX Give-Up Agreement” means an agreement by and between UBS and each of the various Dealers, relating to the trading of FX Transactions and Currency Option Transactions by UBS customers on behalf of UBS.

“Net Currency Position” means, for any value date, with respect to each currency of a FX Transaction, the net U.S. dollar equivalent (as calculated by UBS in a commercially reasonable manner) of the amount of such currency owed to UBS by the Customer as calculated by UBS in good faith and in a commercially reasonable manner.

“Net Open Position” means for the aggregate amount owed to UBS by Customer, as calculated by UBS in the manner specified in Attachment 1 hereto (which may be modified from time to time by UBS in its reasonable discretion).

“Net Open Position Limit” means, the maximum Net Open Position and Exotic Net Open Position, as an aggregate across all Tiers, that a Customer is authorized to have outstanding at any time with UBS, as determined by UBS and advised to the Customer (such amount may be amended from time to time by UBS upon reasonable notice to the Customer).

“Netted Option” means, a Currency Option Transaction sold by Prime Broker and owned by the Customer which may be discharged and terminated together with a Currency Option Transaction sold by the Customer and owned by Prime Broker upon satisfying the following criteria:

(i)	each Currency Option Transaction being with respect to the same Put Currency and Call Currency;
(ii)	each having the same Expiration Date and Expiration Time;
(iii)	each being of the same style, i.e. either both being American Style Options or both being European Style Options;
(iv)	each having the same Strike Price; and
(v)	neither of which shall have been exercised by delivery of a Notice of Exercise (as defined below); and
(vi)
the case of a partial discharge and termination (i.e., where the relevant Currency Option Transactions are for different amounts of the Currency Pair), only the portion discharged and terminated shall be considered a Netted Option.

“Non-Deliverable Currency Option Transaction”‘ shall have the meaning ascribed in the FX Definitions.

“Non-Deliverable FX Transaction” shall have the meaning ascribed in the FX Definitions.

“Notice of Exercise” means telex, telephonic or other electronic notification (excluding facsimile transmission), given by the owner of an Option prior to or at the Expiration Time on the Expiration Date as agreed to at the time the Option is entered into, as evidenced by the Confirmation.

“Notice of Barrier Event” means telex, telephonic or other electronic notification (excluding facsimile transmission) given by the relevant Dealer as the determination agent of an Exotic Option immediately following a barrier event as agreed to at the time the Exotic Option is entered into, as evidenced in a Confirmation.

“Options” includes Currency Option Transactions (Deliverable and Non-Deliverable) and Exotic Options,

“Risk Add-On” means, for Exotic Options, such amount as determined by UBS in a commercially reasonable manner taking each Currency Pair and determining the close-out risk on such trade, in accordance with UBS’s internal model (based on the underlying volatility of Currency Pairs as determined by UBS, having aggregated offsetting transactions on a value date basis and across value dates where possible, in UBS’s sole and absolute discretion).

“Transactions” means Deliverable and Non-Deliverable FX Transactions, Deliverable and Non-Deliverable Currency Options Transactions and Exotic Options.

2.	The Facility

(a)
UBS may (in its sole discretion) establish and maintain dealing lines for use by Customer in trading Transactions in the name of UBS with one or more Dealers.  UBS will provide each Dealer with such authorization and other agreements and instruments as it deems appropriate in order to permit Customer to execute Authorized Transactions with Dealers in the name of UBS in accordance with the terms hereof.

(b)
Customer acknowledges and agrees that the establishment and maintenance of dealing lines by UBS under the Facility is subject to UBS’s sole discretion, including but not limited to, discretion regarding credit, documentation, available currencies, size or tenor of lines (which may vary according to currency) and UBS’s line usage for business outside of the Facility.  Customer further acknowledges and agrees that such dealing lines may be changed by UBS in its sole discretion at any time without prior notice.  UBS is not and shall not be responsible for and does not warrant the sufficiency or availability of the dealing lines for any purpose.  In the event that UBS does not establish or maintain adequate dealing lines for the Facility, Customer’s only remedy shall be to terminate this Agreement.  In this respect.  Customer waives all other claims and remedies against UBS.

(c)
UBS will establish trading limits for each Dealer, and advise Customer of those limits.  Customer agrees to limit the Authorized Transactions with each Dealer in such a manner as UBS may from time to time specify.  Customer acknowledges and agrees that Transactions exceeding such limits shall not be binding on UBS unless and until UBS accepts such Transactions.  UBS maintains the right to reject any Transactions which exceed the Net Open Position Limit, Notional Exotic Limit or for which Customer has not satisfied all of the collateral delivery requirements of the Credit Support Annex of the CP ISDA Master Agreement (including any obligation to deliver the Independent Amount relating to any Transaction) and Customer will indemnify UBS for any claims by Dealer as a result of UBS’s assertion of such non-bindingness or refusal in the circumstances described above, except to the extent that such claim results from the bad faith, negligence, willful misconduct or fraud of UBS.  In the event that UBS accepts a Transaction exceeding the Net Open Position Limit or the Exotic Notional Limit, Customer agrees that UBS may, in its sole and absolute discretion and without notice, liquidate all or part of the corresponding Customer Contract (as defined below) for the account of the Customer, in order to reduce Customer’s Net Open Position to below the agreed Net Open Position Limit or reduce Customer’s utilization of Exotic Notional Limit.

(d)
Customer agrees to promptly pay UBS such commissions and other fees set forth in the attached Fee Schedule (as the terms of such Schedule may be revised from time to time by agreement between UBS and Customer).

(e)
Notwithstanding any provision contained in the CP ISDA Master Agreement and any confirmation thereunder, UBS may amend any Independent Amount with respect to any Transaction or group of Transactions upon notice to Customer.

3.	Transaction Confirmations

(a)
When Customer enters into an Authorized Transaction with a Dealer in the name of UBS under the Master FX Give-up Agreement, Customer and UBS will be deemed to have automatically entered into a Transaction (the “Customer Contract”) on identical terms, except that UBS’s position as buyer or seller of the Transaction will be the reverse of its position with Dealer.  The foregoing is subject to UBS’s right to reject a trade under the terms of this Agreement and any Master FX Give-Up Agreement.  The Customer Contracts shall be governed by the CP ISDA Master Agreement.

(b)
The Authorized Transactions made between Dealer(s) and UBS shall be subject to and be governed by the (i) ISDA Master Agreements entered into between the respective Dealers and UBS or (ii) if any Dealers have not entered into an ISDA Master Agreement with UBS, such other master agreements as such Dealers and UBS may agree from time to time ((i) and (ii), “Dealer Master Agreements”).

(c)
Customer agrees to promptly respond to trade notices provided by Dealer via UBS’s online automated system.  In the event that such system is not available for any reason.  Customer will notify UBS by Reuters Direct Dealing or telephone, immediately after entering into a Transaction in UBS’s name with a Dealer.  Such notice shall be made in accordance with the procedures to be set forth in Schedule 2.  By 5pm (New York time) each New York business day, each London business day, and each other business day (elsewhere) (each such day a “Business Day”) on which Customer enters into Authorized Transactions (or purports to do so).  Customer will confirm, through the UBS Webpage referred to Schedule 2 (or by other means acceptable to UBS), that all trades reported through such Webpage represent all Authorized Transactions which Customer has entered (or purported to enter) on such day.  For the purposes of the preceeding sentence a transaction will be deemed entered on a Business Day if, and only if, it was entered after 5pm New York time on the immediately preceeding Business Day and not after 5pm New York time on such Business Day.

(d)
Except as otherwise provided in clause 3(f), once an Authorized Transaction with a Dealer is entered into in the name of UBS and accepted by UBS, Customer shall have no right to amend, cancel or otherwise affect or interfere with any such transactions, which shall be the sole responsibility of UBS.

(e)
Customer acknowledges and agrees that the relevant Dealer will be the calculation agent/determination agent for Exotic Options which are Authorized Transactions or Customer Contracts.  Where Customer has entered into an Authorized Transaction which is an Exotic Option, any Notice of Barrier Event delivered by such Dealer to Customer shall constitute notice of the relevant barrier event under the Authorized Transaction and the corresponding Customer Contract.  Any dispute that Customer may have as to the occurrence or not of a barrier event (e.g. knock-out, kick-in, binary, however described,) shall be solely between Customer and such Dealer and Customer acknowledges and agrees that Prime Broker shall have no role therein and shall be entitled to act under the Customer Contract (and for the avoidance of doubt, the corresponding Authorized Transaction), and Customer shall not prevent in any way Prime Broker from taking any action, upon the Notice of Barrier Event as if no dispute existed.

(f)
Notwithstanding any terms of a Confirmation or CP ISDA Master Agreement to the contrary, if Customer has entered into an Authorized Transaction with a Dealer in the name of UBS in which UBS is the buyer of an Option, as between Customer and UBS, the corresponding Customer Contract may only be exercised by delivery of a Notice of Exercise by Customer to such Dealer, copied to UBS, which shall also constitute exercise of such Option by UBS under such Authorized Transaction.

(g)
Notwithstanding any terms of a Confirmation or the CP ISDA Master Agreement to the contrary, if Customer has entered into an Authorized Transaction with a Dealer in the name of UBS in which UBS is the seller of an Option, such Option will only be exercised by the simultaneous delivery of a Notice of Exercise by such Dealer to both Customer and, UBS, which shall constitute exercise of such Option by such Dealer and exercise by UBS of its Option under the corresponding Customer Contract.

(h)
For the purposes of Non-Deliverable FX Transactions and Non-Deliverable Currency Options Transactions, the calculation agent for the transaction between UBS and Customer shall be as detailed on the relevant Confirmation.

(i)
For each Customer Contract entered into hereunder, UBS shall promptly send to Customer a Confirmation, via electronic transmission, web-based communication, telex or facsimile.  Customer agrees to respond to such Confirmation by close of business on the next Local Business Day after receipt of such Confirmation, either confirming agreement thereto or requesting a correction of any error(s) contained therein.  Failure by Customer to respond within such period shall not affect the validity or enforceability of such Customer Contract and shall be deemed to be an affirmation of the terms contained in such Confirmation, absent manifest error (“Deemed Acceptance”).  The parties agree that any such exchange or Deemed Acceptance of an electronic transmission, web-based communication, telex or facsimile transmission shall constitute a Confirmation of such Customer Contract for the purposes of the CP ISDA Master Agreement.

4.	Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a transaction is entered into) that:

(a)	It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b)
It has the power to execute this Agreement and any other documentation referred to this Agreement, to deliver this Agreement and any other documentation referred to this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c)
Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)
All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(e)
Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

5.	Indemnification

Customer agrees to indemnify, hold harmless and defend UBS, its affiliates and their respective officers, directors, employees, agents, successors and assigns (each, an “Indemnified Person”),, from and against any and all claims, damages, costs, losses and liabilities (including reasonable attorneys’ fees), which may at any time be asserted against or incurred by UBS based upon, arising from or in connection with this Agreement, the Facility and any action or inaction on the part of Customer under this Agreement, including but not limited to, (i) any material breach of any representation, warranty, covenant or agreement of Customer contained in this Agreement; (ii) any failure of Customer to comply with applicable law; (iii) Customer’s negligence or willful misconduct; (iv) any claim by a Dealer in respect of an Authorized Transaction; and (v) any indemnification which UBS has given to a Dealer; except to the extent that the claim, damages, costs, losses and liabilities are due to the , bad faith, negligence, wilful misconduct or fraud of Indemnified Persons.

6.	General Provisions

(a)
This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any liabilities is rescinded or must otherwise be returned or unwound by UBS upon insolvency, bankruptcy, or reorganization of Customer, or otherwise, all as though such payment had not been made.

(b)
This Agreement may be terminated by either party without cause, upon prior written notice.  Termination will not affect any outstanding rights and obligations under this Agreement, any Authorized Transactions accepted by UBS, and their corresponding Customer Contracts, and such rights and obligations shall continue to be governed by this Agreement and the particular terms agreed between UBS and Customer in relation to such Authorized Transactions and Customer Contracts until all obligations have been fully performed.

(c)
No indulgence or concession granted by either party and no omission or delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d)
The provisions of the FX Definitions are hereby incorporated in their entirety and shall apply to all Transactions entered into or deemed to be entered into between (i) UBS and each Dealer and (ii) UBS and Customer, whether or not so stated in a confirmation of any such Transaction.  Authorized Transactions and Customer Contracts are Transactions under the relevant ISDA Master Agreements and any trade confirmation is a Confirmation under such ISDA Master Agreements.

(e)	Customer hereby consents to UBS effecting such disclosure as UBS may deem appropriate, to enable UBS to transfer Customer’s records and information, to process and execute Customer’s instructions.

(f)
In the event Customer is trading Non-Deliverable FX Transactions, Non-Deliverable Currency Option Transactions and/or Exotic Options, Customer consents to the use of confirms substantially in the form of the confirmation template for each such transaction as published by The Foreign Exchange Committee (“FXC”), the Financial Markets Lawyers Group or EMTA, as appropriate.  Customer also agrees, hereby, to abide by such best practices as may be published by the FXC from time to time, and such recommended market practice as may be published by EMTA from time to time.

(g)
In the event any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

(f)	No amendment, modification, or waiver of this Agreement will be effective unless in writing executed by each of the parties.

(g)
The parties agree that each party may electronically record all telephonic conversations between them relating to the subject matter of this Agreement and that any such tape recordings may be submitted in evidence in any suit, action, or other proceeding relating to this Agreement (“Proceedings”).

7.	Notices

Except as otherwise provided in this Agreement, all notices, requests and other communications hereunder shall be delivered in accordance with the notice provisions in in Section 12 of the CP ISDA Master Agreement although UBS may additionally give notices to Customer hereunder by by posting the same on the UBS Webpage referred to in Schedule 2.

8.	Governing Law and Jurisdiction

(a)	This Agreement and the rights and obligations of UBS and of Customer hereunder shall be governed by, and construed in accordance with the laws of England and Wales.

(b)
With respect to any suit, action or proceedings relating to this Agreement, each party irrevocably (i) submits to the non-exclusive jurisdiction of courts of England (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.  Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

IN WITNESS WHEREOF, the UBS and Customer have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

UBS AG	UBS Managed Futures (Aspect) LLC

By: /s/ Kristen Kelly	By: /s/ Julie M. DeMatteo

Name: Kristen Kelly	Name: Julie M. DeMatteo
Title: Director Exchange Traded Derivatives Compliance	Title: Executive Director
Date:	Date:

By: /s/ Tami A. Jensen	By: /s/ Richard Meade
Title: Director
Name: Tami A. Jensen
Title: Associate Dirctor - Legal Department
Date:

SCHEDULE 1

FEE SCHEDULE

As agreed separately between the parties.

SCHEDULE 2

PROCEDURES FOR NOTIFYING TRADES

1.	Upon receipt of trade details from Dealer, Customer will accept or reject trade on UBS’s Webpage. URL and password to be advised in separate mailing.

2.	If procedure 1 is unavailable, trade details to be communicated via Reuters;

UBPB - New York time-zone, 7:30am-7pm
UBPB - Singapore time-zone, 7am-6pm
UBPB - Zurich time-zone, 8am-6pm

3.	If Both 1 and 2 are unavailable, trade details to be communicated via telephone;

+ 203 719 4066 - New York time-zone, 7:30am-7pm
+ 01 65 6836 5216 - Singapore time-zone, 7am-6pm
+ 41 1 239 5040 - Zurich time-zone, 8am-6pm

Attachment 1

1)           The Net Open Position shall be calculated by UBS in a commercially reasonable manner by determining the sum of the following:

(i)           For Transactions involving only currencies considered by UBS, in its sole discretion, to be of low to normal volatility, the aggregate of the Net Currency Position for each currency, after making the following adjustments, to the extent applicable and to the extent feasible at any time for UBS:

(I)           for each currency, UBS shall net (or aggregate, as the case may be) the Net Currency Position for FX Transactions and the Delta Equivalent Position for Currency Option Transactions (after giving effect to the netting provisions of the definition of “Netted Option”) across all value dates for all such Transactions;
(II)          for each currency, UBS shall determine the U.S. dollar equivalent (calculated by UBS in a commercially reasonable manner) of the amount calculated in clause (i)(l); and
(III)         UBS shall calculate the sum of the amounts determined for each currency pursuant to clause (i)(ll).

(ii)           For Transactions involving at least a currency considered by UBS, in its sole discretion, to be of medium to high volatility, the aggregate of the Net Currency Position for each currency, after making the following adjustments, to the extent applicable and to the extent feasible at any time for UBS:

(I)           for each currency, UBS shall net (or aggregate, as the case may be) the Net Currency Position for FX Transactions and the Delta Equivalent Position for Currency Option Transactions (after giving effect to he netting provisions of the definition of “Netted Option”) for each value date,
(II)          for each currency, UBS shall determine the U.S. dollar equivalent (calculated by UBS in a commercially reasonable manner) of the amount calculated in clause (ii)(l);
(III)         UBS shall calculate the sum of the amounts determined for each currency pursuant to clause (ii)(ll); and
(IV)         UBS shall calculate the sum of the amounts determined pursuant to clause (ii)(lll) for all value dates.

2)           Exotics Net Open Position shall be calculated by summing (i) and (ii) below:

(i)           On the trade date of an Exotic Option, the Exotics Net Open Position shall be calculated by UBS in a commercially reasonable manner as follows; UBS shall determine the U.S. dollar equivalent (determined by UBS in a commercially reasonable manner) of the Delta Equivalent Position (after giving effect to the netting provisions of the definition of “Netted Option”) of each Exotic Option and summing together all such amounts.

(ii)          On all subsequent days, the Exotics Net Open Position shall be calculated by UBS acting in a commercially reasonable manner, by dividing the Risk Add-On by a percentage amount as determined by UBS in its sole discretion.

For the avoidance of doubt, 2(i) shall only apply on the trade date of an Exotic Option, after trade date only 2(ii) will apply.

3)           Maximum notional quantity for Exotic Notional Limit purposes shall be calculated as below, for each trade date:

(i)           net the notional quantities in respect of those Exotic Options which are identical (requires same currency, expiration date, strike and barrier strike price);

(ii)          convert any cross-currency Exotic Option to a US dollar equivalent (determined by UBS in a commercially reasonable manner) notional quantity based upon the then open-market value of one of such currencies; and

(iii)         aggregate such notional quantities.

Customer acknowledges and agrees that the volatility classification for any currency may be changed by UBS in its sole discretion at any time without prior notice.